                                                                    Exhibit 2(d)

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS
                    ----------------------------------------

         This Agreement dated as of January 15, 1999, by and among REGENT BROADCASTING OF SOUTH CAROLINA, INC., a Delaware corporation ("Regent Broadcasting"), REGENT LICENSEE OF SOUTH CAROLINA, INC., a Delaware corporation ("Regent Licensee") (together with Regent Broadcasting, the "Seller"), and CONCORD MEDIA GROUP, INC., a Florida corporation ("Buyer").

                              W I T N E S S E T H:
                              --------------------

         In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE 1
                                    ---------

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

         1.1 PURCHASED ASSETS. Subject to and upon the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign, grant and deliver to Buyer and Buyer shall purchase and acquire, at the Closing (as hereinafter defined) all right, title and interest in and to all business, properties, assets, machinery, equipment, furniture, fixtures, licenses, permits and franchises, goodwill and rights of Seller, whether or not carried or reflected on the books or records of Seller, pertaining or relating to the radio station and the broadcast frequency 94.3 MHz, currently using the call letters WSSP(FM), serving the Goose Creek, South Carolina market (the "Station") (but excluding the "Excluded Assets," as hereinafter defined). All of the foregoing are herein collectively referred to as the "Purchased Assets" and include without limitation all of the following:

                  (a) AUTHORIZATIONS. All right, title and interest in and to all licenses, permits, variances, franchises, certifications, approvals, construction permits and authorizations issued or granted by the Federal Communications Commission (the "Commission" or the "FCC") for the operation of or used in connection with the operation of the Station (hereinafter the "Commission Authorizations"), including, without limitation, all of those listed in SCHEDULE 5.8(b) of the Disclosure Schedule (as such term is hereinafter defined), together with any renewals, extensions or modifications thereof and additions thereto. All licenses, permits, variances, franchises, certifications, approvals, construction permits and authorizations issued by any administrative body or licensing authority or governmental or regulatory agency, other than Commission Authorizations, used in the operation of the Station and/or the ownership and/or use of the Purchased Assets (hereinafter the "Other Authorizations" and, collectively with the Commission Authorizations, the "Authorizations"), including without limitation those listed in SCHEDULE 5.8(b) to the Disclosure Schedule, together with any renewals, extensions or modifications thereof and additions thereto.

                  (b) TANGIBLE PERSONAL PROPERTY. All right, title and interest in and to all fixed and tangible equipment, machinery, vehicles, furniture, fixtures, transmitters, antennae, office material and supplies, spare parts, music libraries and other personal property used, or held for use, by Seller by or for the Station and/or Seller in connection with the business or operation of the Station, together with all replacements thereof, additions and alterations thereto, and substitutions therefor, made between the date hereof and the Closing Date (hereinafter collectively the "Tangible Personal Property").

                  (c) AGREEMENTS. All right, title and interest in and to the contracts, agreements, and leases related to the Station and or any of the Purchased Assets to which Seller or the Station is a party and to be assumed by Buyer pursuant to this Agreement (hereinafter collectively "Contracts").

                  (d) INTANGIBLES. All right, title and interest in and to the call letters for the Station, together with all copyrights, trademarks, trade names, logos, slogans, service marks, applications for any of the foregoing, telephone numbers and listings, computer software, trade secrets, confidential or proprietary information and other intangible property used, or held for use, by or for the Station (hereinafter collectively the "Intangibles").

                  (e) INSURANCE PROCEEDS. All insurance proceeds derived from loss, damage or destruction of or to any properties or assets of the type described in paragraph (b) above, to the extent not utilized prior to the Closing to repair or replace the lost, damaged or destroyed items (collectively "Insurance Proceeds").

                  (f) BUSINESS RECORDS. All financial records, engineering and advertising reports, programming studies, consulting reports, marketing data, and personnel records, logs required by the Commission to be maintained for the Station, mailing and listener lists, lists of vendors or other suppliers and any other information in tangible form, used, or held for use, by Seller for the Station (hereinafter collectively "Business Records").

                  (g) PREPAID ITEMS. All right, title and interest in and to all prepaid items relating to any of the Purchased Assets or the operation or business of the Station (other than unearned insurance premiums and security deposits).

         1.2 EXCLUDED ASSETS. The Purchased Assets shall not include the following (the "Excluded Assets"):

                  (a) All Sale Assets (as hereinafter defined);

                  (b) All supplies and similar items of tangible personal property consumed in the ordinary course of business between the date of this Agreement and the Closing Date and in conformity with the terms and provisions of this Agreement;

                  (c) Certain personal effects identified in SCHEDULE 1.2(d) of the Disclosure Schedule;

                  (d) Seller's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain solely to the corporate organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns.



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         1.3 SALE ASSETS AND RETAINED RECEIVABLES. For purposes hereof, the
"Sale Assets" shall mean (i) any consideration paid to Seller in respect of the "Purchase Price" under this Agreement, (ii) accounts receivable and other receivables of Seller accrued prior to the date of the "Closing" under this Agreement (the "Closing Date") (said accounts receivable and other receivables being herein called the "Retained Receivables"), as opposed to any accounts receivable and other receivables accruing from and after the Closing Date, and
(iii) any cash on hand of Seller as of the Closing Date or thereafter collected in respect of the Retained Receivables.

         1.4 TITLE TO PURCHASED ASSETS. Title to all of the Purchased Assets shall be transferred to Buyer free and clear of any liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, encumbrances or rights of others of every kind and description Collectively, "Liens"), except for those Liens listed on Schedule 1.4 of the Disclosure Schedule, said Liens so listed being herein called the "Permitted Liens". The business, obligations and activities of the Station and the use of the Purchased Assets in connection therewith are herein collectively referred to as the "Business".

         1.5 ASSIGNMENTS OF CONTRACTS. Buyer and Seller acknowledge that certain of the Contracts, to be included in the Purchased Assets, and the rights and benefits thereunder necessary or appropriate or relating to the conduct of the business and activities of any one or more of Seller and/or the Station may not, by their terms, be assignable. Anything in this Agreement or in the Liabilities Undertaking to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any such Contract, and Buyer shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights under any such Contract of Buyer or Seller thereunder. In such event, Seller will cooperate with Buyer to provide for Buyer all benefits to which Seller is entitled under such Contracts, and any transfer or assignment to Buyer by Seller of any such Contract or any right or benefit arising thereunder or resulting therefrom which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. Seller shall, without further consideration therefor, pay, assign and remit to Buyer promptly all monies, and, to the extent permitted, all other rights or consideration received or obtained, or which may be received or obtained in respect of performance of such Contracts.

         1.6 SATISFACTION OF LIABILITIES. At the Closing, Seller shall cause all security interests, encumbrances and other Liens on or relating to any of the Purchased Assets (other than Permitted Liens), to be released, extinguished and discharged in full, and shall deliver to Buyer instruments releasing, extinguishing and discharging all such security interests, encumbrances, mortgages and other Liens, all in form and substance reasonably satisfactory to Buyer (collectively the "Lien Release Instruments").

         1.7 RETAINED RECEIVABLES. (a) At Closing, Seller shall appoint Buyer its sole and exclusive agent for collecting Retained Receivables. In such regard, at Closing, Seller shall deliver to Buyer a detailed statement showing the name, amount and age of each Retained Receivable. From the Closing Date until three months thereafter (the "Collection Period"),



                                      -3-
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Buyer shall use commercially reasonable efforts to collect or cause to be collected, as agent for Seller and on Seller's behalf, but in accordance with Buyer's normal collection procedures as in effect from time to time (and without being required to incur any out-of pocket cost or expense or resort to litigation), Retained Receivables, and Seller agrees that during such period of time it shall refrain from taking any action (whether in connection with collection or otherwise) in respect of the Retained Receivables; provided that the provisions of this sentence shall not apply to Retained Receivables which are more than 60 days past due as of the Closing Date or which become more than 90 days past due during the Collection Period (the "Past Due Receivables"). During the Collection Period, as soon as practicable, but in no event later than the 5th day of each calendar month following the end of the first full month after the Closing Date or the next business day thereafter if the 5th is not a business day, Buyer will furnish Seller with an accounting and payment of the Retained Receivables collected during the preceding calendar month. Within 30 days after the end of the Collection Period, Buyer will furnish Seller with a final and up-to-date accounting, and any applicable payment, of the applicable Retained Receivables, and thereafter Seller shall be solely responsible for the collection of any remaining Retained Receivables; PROVIDED, HOWEVER, that any funds received by Buyer subsequent to the Collection Period on account of any Retained Receivables payable to Seller shall be remitted to Seller by Buyer immediately after its receipt of such funds. Buyer shall not be obligated to use any extraordinary efforts, retain counsel or a collection agency or expend any sums to collect any Retained Receivable. To the extent that any amounts are received by Buyer from an obligor on both a Retained Receivable and any other receivable of Buyer, such amounts, unless specifically allocated by the obliger, shall be allocated to payment of the oldest of such receivables first. From and after the date that is three months after the Closing Date, Buyer shall have no further obligation hereunder with respect to any Retained Receivables that may then be uncollected.

                  (b) Seller shall be responsible for all agency, sales and other commissions which are attributable to the Retained Receivables.

                  (c) Buyer shall have the right and authority to (i) collect Retained Receivables as provided in this Agreement, and (ii) endorse, without recourse, with the name of Seller, any checks received on account of any Retained Receivables.




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                                    ARTICLE 2
                                    ---------

                    PURCHASE PRICE: ASSUMPTION OF OBLIGATIONS
                    -----------------------------------------

         2.1 PURCHASE PRICE. (a) Subject to and upon the terms and conditions of this Agreement, Buyer shall pay to Seller, in full payment and consideration for the Purchased Assets a purchase price (the "Purchase Price"), cash at Closing, in the aggregate principal amount of $1,600,000, subject to adjustment as hereinafter provided.

                  (b) At or prior to the Closing, Seller shall cause the then outstanding Citicasters Debt to be paid and discharged in full (which may be made out of funds provided by Buyer in connection with the Closing), subject to Buyer' s right to satisfy the same, with the effect set forth in Section 2.1(a) above, if Seller fails to so pay and discharge all of the same.

         2.2      ESCROW DEPOSITS.

                  (a) Simultaneous with execution and delivery of this Agreement, Buyer, Seller and Security Title & Guaranty Agency, Inc. as Escrow Agent (the "Deposit Escrow Agent"), shall enter into a Deposit Escrow Agreement in the form of SCHEDULE A hereto (the "Deposit Escrow Agreement") pursuant to which Buyer shall deposit Fifty Thousand Dollars ($50,000) as a deposit on the full amount of the Purchase Price. Such amounts held in escrow shall be applied as set forth herein and in the Deposit Escrow Agreement.

                  (b) Pursuant to the terms of the Deposit Escrow Agreement, Buyer shall wire transfer Fifty Thousand Dollars ($50,000) to an escrow account established pursuant to the Deposit Escrow Agreement (the "Escrow Deposit"). At the Closing, the Escrow Deposit, if in the form of cash, shall be applied to the Purchase Price to be paid to Seller and the interest accrued thereon shall be paid to Buyer. As more fully described in the Deposit Escrow Agreement: (a) in the event this Agreement is terminated because of Buyer's material breach of this Agreement and all other conditions to Closing that are within Seller's control are at such time satisfied or waived (other than such conditions as can reasonably be expected to be satisfied by the Closing), the Escrow Deposit shall be paid to or delivered for draw thereon to Seller as liquidated damages as provided in Section 8.2 hereof for Buyer's material breach of this Agreement (the payment of such sum to Seller shall discharge any liability Buyer may have to Seller), and the interest accrued on the Escrow Deposit shall be paid to Seller; and (b) in the event this Agreement is terminated under any circumstances other than those set forth in the immediately preceding clause
(a), the Escrow Deposit, and the interest accrued thereon, shall be paid or returned to Buyer.

         2.3 ALLOCATION. The parties agree to allocate the Purchase Price in accordance with an appraisal prepared, at Buyer's expense, by such appraiser (who may be Buyer's accountants) as Buyer shall reasonably select. Such allocation shall be submitted to the Seller for its review and if reasonable shall be deemed accepted by and binding upon the Seller. The parties also agree to use such allocation in completing and filing Internal Revenue Code Form 8594 for federal income tax purposes.

         2.4      CERTAIN PRORATIONS AND ADJUSTMENTS.

                  (a) All utilities charges, real estate taxes, monthly rental payments under leases to be assumed by Buyer pursuant to this Agreement, amounts payable in respect of all contracts and agreements assumed by Buyer pursuant to this Agreement, association dues, business and license fees (other than the Station's annual FCC license fees) and similar prepaid items (to the extent included in the Purchased Assets) and similar accrued expenses, shall be prorated between Seller and Buyer as of 11:59 PM on the day immediately preceding the Closing Date, and the net amount resulting from the foregoing in favor of Buyer or Seller, as the case may be, shall then be paid to such party by the other at the Closing. If all the apportionments set forth above are not accomplished at the Closing, then, as soon as practicable thereafter, representatives of Seller and Buyer shall examine all appropriate books and records in order to make the determination of said apportionments. Payments in respect thereof shall be made



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within ten (10) days after each such determination, provided that if payments with respect to real or personal property taxes are based in whole or in part on the previous year's taxes, there shall be a later adjustment to reflect the current year's taxes when the bills are finally rendered.

                  (b) In the event of any dispute between the parties as to prorations or payments called for under this Section 2.4, the amounts not in dispute shall nonetheless be paid and adjusted for at the Closing and such disputes shall be promptly presented for resolution to an independent certified public accountant mutually acceptable to the parties. The accountant's resolution of the dispute shall be final and binding on the parties and a judgment may be entered thereon. The fees and expenses of such accountant shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer.

         2.5 ASSUMED LIABILITIES. Buyer shall, at the Closing, execute and deliver to Seller a Liabilities Undertaking (the "Liabilities Undertaking"), substantially in the form of Exhibit 2.5 hereto. Except as expressly set forth in the Liabilities Undertaking, Buyer shall not assume any debts, commitments, obligations or liabilities of any nature whatsoever.


                                    ARTICLE 3
                                    ---------

                    APPLICATION TO AND CONSENT BY COMMISSION
                    ----------------------------------------

         3.1 COMMISSION CONSENT. Consummation of the purchase and sale provided for herein and the performance of the obligations of the Seller and Buyer to close under this Agreement are subject to the condition that the Commission shall have issued its approval, without any condition adverse to Buyer, of the assignment (the "Assignment") of the Commission Authorizations (and covering the Station) to Buyer as contemplated by the terms of this Agreement (the "Initial Orders), and, if Buyer so requires, such Initial Order shall have become a Final Order (as hereinafter defined) . In the event any such Commission approval fails, or is expected not to cover any particular Commission Authorization, Buyer may, at its option, elect to waive such failure by written notice to Seller, and in such event such approval shall nevertheless be deemed an Initial Order for purposes of this Agreement.

         3.2 APPLICATION FOR COMMISSION CONSENT.

                  (a) Seller and Buyer agree to proceed expeditiously and with due diligence and to use their reasonable efforts and to cooperate with each other in seeking and applying (the "Assignment Application") for the Initial Order and the Final Order.

                  (b) Within five (5) business days after the date of this Agreement, each party shall prepare and file with the Commission the Assignment Application, and all information, data, exhibits, resolutions, statements, and other materials necessary and proper in connection with such Assignment Application. Each of Seller and Buyer further agrees expeditiously to prepare any amendments to the Assignment Application whenever such amendments are required by the Commission or its rules. For purposes of this Agreement, each party shall be deemed to be using its reasonable efforts with respect to obtaining the Initial Order and the Final Order, and to be otherwise complying with the foregoing provisions of this Section 3.2, so long as it expeditiously and truthfully provides information necessary in completing the application process, expeditiously provides its comments on any filing materials, and uses its reasonable efforts to oppose attempts by third parties to resist, modify or overturn the grant of the Final Order; it being further understood that neither Seller nor Buyer shall be required to expend any funds or efforts contemplated under this Article 3 unless the other of them is concurrently and likewise complying with its obligations under this Article 3.

                  (c) Except as otherwise provided herein, each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of its respective portions of the Assignment Application. All filing fees and grant fees imposed in respect of the Assumption Application shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer.

                  (d) Buyer and Seller, each at its own respective expense, shall use their respective reasonable efforts to oppose any efforts, before or after the grant or proposed grant of the Initial Order, for reconsideration or judicial review of the grant by the Commission of the Initial Order.

         3.3 NOTICE OF APPLICATION. Seller shall, at its expense, give due notice of the filing of the Assignment Application by broadcasting on the Station, and by such other means as may be required by the rules and regulations of the Commission.

         3.4 ABSENCE OF COMMISSION CONSENT. This Agreement, prior to the Closing, may be terminated by Seller, on the one hand, or Buyer on the other hand, upon written notice to the other, if the Initial Order does not become a Final Order by the Outside Date; PROVIDED, HOWEVER, that neither Seller nor Buyer, as the case may be, may terminate this Agreement if such party is in default or breach under this Agreement, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to: (i) by any failure of the Seller or Buyer, as the case may be, to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by Seller or Buyer, as the case may be, of materially incorrect, inaccurate or incomplete information to the Commission; or (iii) by any other action taken by the Seller or Buyer, as the case may be, for the purpose of delaying the Commission's decision or determination respecting the Assignment Application.

         3.5 DEFINITION OF FINAL ORDER. For purposes of this Agreement, the term "Final Order" shall mean a final order of the Commission consistent with and affirming the Initial Order which is not, or the passage of time with respect to such Initial Order such that the order of the Commission embodied therein is not, reversed, stayed, enjoined or set aside, and with respect to which no timely request for stay, reconsideration, review, rehearing or notice of appeal or determination to reconsider or review is pending, and as to which the time for filing any such request, petition or notice of appeal or for review by the Commission, and for any reconsideration, stay or setting aside by the Commission on its own motion or initiative, has expired.




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                                    ARTICLE 4
                                    ---------

                    CLOSING; DELIVERIES; CONDITIONS PRECEDENT
                    -----------------------------------------

         4.l      CLOSING.

                  (a) The Closing under this Agreement (the "Closing") shall take place at the offices of Buyer's counsel, as designated by Buyer, at 10:00 a.m., local time, on the eighth (8th) business day after the Initial Order becomes a Final Order, or such earlier date or such later date after the grant of the Initial Order or the Final Order as Buyer may specify by written notice to Seller, but in all events not later than the date (the "Outside Date") which is six full months after the date hereof, or such other date, place or time as the parties hereto shall mutually agree upon (the date of the Closing being called the Closing Date").

                  (b) All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents deemed executed or delivered until all have been taken, executed and delivered.

         4.2 SELLER'S DELIVERIES. At the Closing, the Seller shall deliver to Buyer:

                  (a) an appropriate bill of sale, executed by Seller;

                  (b) an appropriate assignment of lease (each a "Lease Assignment"), with respect to each of the Real Property Leases listed in
SCHEDULE 4.2(B) of the Disclosure Schedule (each an "Assigned Lease"), executed by the lessee thereunder;

                  (c) instruments of assignment and transfer of all the Commission Authorizations, executed by Seller;

                  (d) at the location(s) thereof at the Closing, the Contracts and Business Records;

                  (e) copies of corporate and stockholder resolutions of Seller authorizing the execution and delivery of this Agreement and each exhibit hereto and the consummation of the transactions contemplated hereby and thereby, certified by the President of Seller;

                  (f) a certificate of existence with respect to each Seller, issued as of a recent date by the Secretary of State of the State of Delaware;

                  (g) such other good and sufficient instruments of conveyance, assignment and transfer, and as shall be necessary to vest in Buyer, good title to the Purchased Assets as contemplated by this Agreement; and

                  (h) all other documents required by the terms of this Agreement to be delivered to Buyer at the Closing.



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

         4.3      BUYER'S DELIVERIES.  At the Closing, Buyer will deliver:

                  (a) evidence of any satisfaction of the Citicasters Debt in accordance with Article 2 hereof, and the balance of the Purchase Price in cash or other immediately available funds;

                  (b) each Lease Assignment, duly executed by the assignee thereunder;

                  (c) the Liabilities Undertaking executed by Buyer;

                  (d) evidence that Buyer has qualified to do business as a foreign corporation in the State of South Carolina;

                  (e) a certificate of existence with respect to Buyer, issued as of a recent date by the Secretary of State of Florida;

                  (f) copies of resolutions of Buyer authorizing the execution and delivery of this Agreement and each exhibit hereto and the consummation of the transactions contemplated hereby and thereby, certified by an officers of Buyer; and

                  (g) all other documents required by the terms of this Agreement to be delivered to Seller at the Closing.

         4.4 FURTHER ASSURANCES. At any time and from time to time after the Closing, at Buyer's request, and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and take such actions, as Buyer may reasonably deem necessary in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Purchased Assets, to put Buyer in actual possession and operating control thereof, and to assist Buyer in exercising all rights with respect thereto.

         4.5 BUYER'S CONDITIONS PRECEDENT. The obligations of Buyer under this Agreement to proceed with the transactions contemplated hereby are, at the option of Buyer, subject to the fulfillment of the following conditions at or prior to the Closing:

                  (a) no action, suit or proceeding shall have been instituted against Buyer or Seller by, in or before any court, tribunal or governmental body or agency (other than any involving matters coming within the jurisdiction of the FCC), and be unresolved, in each case to restrain or prevent, or to obtain substantial damages by reason of, any of the transactions contemplated hereby;

                  (b) the representations and warranties of Seller contained in this Agreement, any Schedules and Exhibits hereto and/or any certificates or documents delivered in connection with this Agreement shall be true and correct in all material respects when made, and shall also be true and correct in all material respects at the time of Closing with the same force and effect as though such representations and warranties were made at that time, except for changes expressly permitted by this Agreement;

                  (c) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been duly and properly complied with and performed;

                  (d) the Final Order shall have been granted by the Commission and Buyer shall be entitled to be the holder of each of the Commission Authorizations;

                  (e) Buyer shall have received an opinion of Seller's counsel, Strauss & Troy, LPA, and an opinion of Seller's special communications counsel, each dated the Closing Date, addressed to Buyer and favorably opining as to the matters included in EXHIBITS 4.5(e)(i) AND 4.5(e)(ii) hereto; and

                  (f) there shall be delivered to and for the benefit of Buyer a certificate of the Seller executed on the Closing Date that the conditions set forth in subsections (b) through (d) of this Section 4.5 have been fulfilled.

         4.6 SELLER'S CONDITIONS PRECEDENT. The obligations of Seller under this Agreement to proceed with the transactions contemplated hereby are, at the option of Seller, subject to the fulfillment of each of the following conditions at or prior to the Closing:

                  (a) the representations and warranties of Buyer contained in this Agreement or any exhibits hereto or any certificates or documents delivered by it to Seller in connection with this Agreement shall be true and correct in all material respects when made, and shall also be true and correct in all material respects at the time of the Closing with the same force and effect as though such representations and warranties were made at that time, except for changes expressly permitted by this Agreement;

                  (b) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by Buyer at or prior to the Closing shall have been duly and properly complied with and performed;

                  (c) there shall be delivered to Seller a certificate of Buyer executed on the Closing Date that the conditions set forth in subsections (a) and (b) of this Section 4.6 have been fulfilled.

         4.7 RECEIVABLES AND PAYMENT RIGHTS. Buyer shall have the right and authority to collect for its own account all receivables and other items and rights to payments which shall be transferred or assigned to Buyer as provided in this Agreement and to endorse with the name of Seller any checks received on account of any such receivables or other items. Seller shall immediately transfer and deliver to Buyer any cash or other property which it may receive in respect of such receivables and/or other items.




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                                    ARTICLE 5
                                    ---------

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

         The Seller hereby makes each of the following representations and warranties:

         5.1 ORGANIZATION. STANDING AND QUALIFICATION:

                  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly licensed as a foreign corporation in the State of South Carolina, and has all requisite corporate power and authority and is entitled to own, lease and operate its properties and to carry on its business as and in the places such properties are now owned, leased or operated and where such business is presently conducted. The copies of the Certificate of Incorporation and By-Laws of each Seller delivered to Buyer are complete and correct.

         5.2 NO SUBSIDIARIES. Regent Broadcasting has no subsidiary other than Regent Licensee, nor has any interest, direct or indirect, nor has any commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity. The business carried on by Seller, and the operations of the Station, have not been conducted through any direct or indirect subsidiary, other than Regent Licensee, or any direct or indirect affiliate of Seller or of any shareholder of Seller.

         5.3 AUTHORITY OF SELLER; SHAREHOLDERS. (a) Seller has all requisite corporate power and corporate authority to execute, deliver and perform this Agreement and each other agreement, document and instrument to be executed, delivered or performed by it in connection with this Agreement (the "Seller Documents") and to carry out the transactions contemplated hereby and thereby. This Agreement constitutes, and, when executed and delivered at the Closing, each of the other Seller Documents will constitute, the legal, valid and binding obligation of such of Seller. All corporate and shareholder proceedings and action required to be taken by Seller relating to the execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly taken.

                  (b) The presently issued and outstanding shares of capital stock of Seller and the names and addresses of the sole and exclusive lawful record and beneficial owners thereof are as set forth on SCHEDULE 5.3(B) of the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery hereof and making express reference to this Agreement (the "Disclosure Schedule").

         5.4 NO VIOLATION. Except for the filing of the Assignment Application and the granting of the Initial Order and Final Order, and except as indicated on SCHEDULE 5.4 of the Disclosure Schedule:

                  (a) The execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby, will not

(i) conflict with or violate any provision of the Certificates of Incorporation or By-Laws of Seller, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any agreement or instrument of any debt or obligation to which Seller is a party or to or by which it or any of the Purchased Assets is subject or bound, or result in the loss or adverse modification of any of the Authorizations or the Intangibles, (iii) require the consent of any party to any agreement or commitment to which Seller is a party, or to or by which it or any of the Purchased Assets is subject or bound, (iv) result in the creation or imposition of any Lien upon any of the Purchased Assets, or (v) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Seller or any of the Purchased Assets is subject or bound.

                  (b) No consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or any other third party is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the Seller Documents or the consummation of the transactions contemplated hereby and thereby.

         5.5 FINANCIAL STATEMENTS. (a) The revenue statements for the Station furnished to Buyer fairly present the revenue of the Station for the periods covered thereby.

                  (b) Each Seller is not and is not expected to be insolvent and is not expected to be unable to pay its debts as they fall due, nor has liabilities (accrued or contingent, known or unknown) which in the aggregate exceed the fair value of its assets.

         5.6 TITLE TO AND CONDITION OF PURCHASED ASSETS. Except for the assets and properties leased to Seller pursuant to the leases identified in SCHEDULE
5.9 of the Disclosure Schedule, Seller has good title to all of the assets which it owns or purports to own. Except as set forth on SCHEDULE 5.6 of the Disclosure Schedule, none of the Purchased Assets is subject to any Lien. Except as set forth in SCHEDULE 5.6, of the Disclosure Schedule, the Purchased Assets are in all material respects in good operating condition and repair and reasonably suitable for the purposes used. Seller enjoys peaceful possession of all real property leased by it for the Station.

         5.7 LITIGATION. Except as set forth in SCHEDULE 5.7 of the Disclosure Schedule, there is no action, suit, proceeding, arbitration or-investigation pending, or to the knowledge of the Seller threatened, against or affecting Seller in connection with the Station or the Business or relating to the Station or the Business or the transactions contemplated by this Agreement, and there is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which the Station or the Seller is subject or otherwise applicable to any of the business, assets, properties, officers, directors or employees of Seller, nor is Seller in default with respect to any such order, writ, injunction, award or decree.

         5.8 COMPLIANCE; PROPERTIES AUTHORIZATIONS. (a) Except as set forth in
SCHEDULE 5.8(a) of the Disclosure Schedule, to the best knowledge of the Seller, the Station complies, in all material respects, with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to the Station, the Station's operations or the Business, including, without limitation, any laws, rules, regulations, ordinances, codes, orders, judgments or decrees as to zoning, building requirements or standards, hiring, employment, or environmental, health and/or safety matters. Except as set forth in Schedule 5.8(a) of the Disclosure Schedule, to the best knowledge of the Seller, neither the conduct of the Business, nor the operation of the Station, in any material respect conflicts with the rights of any other person or entity or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws, or any material lease, license, agreement, commitment, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller or the Station is a party or by which it may be bound or affected.

                  (b) To the knowledge of the Seller, Seller has all approvals, certificates, authorizations, consents, licenses, franchises, orders and permits, including, without limitation all Commission Authorizations, necessary to the operation of the Business and/or the Station, all of which Commission Authorizations are identified on SCHEDULE 5.8(b) of the Disclosure Schedule. All such Commission Authorizations are validly existing authorizations for the operation of the facilities described therein under the Communications Act of 1934, as amended. There is no action pending nor, to the best knowledge of Seller, threatened before the Commission or other body to revoke, refuse to renew, suspend or modify any of the Commission Authorizations or any Other Authorization, or any action which may result in the denial of any pending applications, the issuance of any cease and desist orders, or the imposition of any administrative sanctions whatsoever with respect to the Station or its operation, except for the Assignment Application before the Commission to transfer the Commission Authorizations as contemplated by this Agreement. All applications for the Commission Authorizations were true and correct in all material respects when made and continue to be true and correct in all material respects as they pertain to the Station.

         5.9 SCHEDULES. SCHEDULE 5.9 of the Disclosure Schedule contains a true and accurate list of the following, in each case if or to the extent relating to or involving or arising out of the Station or the operations of the Station or the Business:

                  (a) all real properties leased by Seller for the Station (the "Real Properties"), together with each lease, sublease or license with respect thereto (the "Real Property Leases");

                  (b) all material items of machinery, equipment, vehicles and other tangible personal property owned, leased or used by Seller for the Station, except for items having a value of less than $1,000 which do not, in the aggregate, have a total value of more than $5,000, setting forth with respect to all such listed property all leases relating thereto (the "Personal Property Leases");

                  (c) all trademarks, trademark registrations, and applications therefor, service marks, service mark registrations, and applications therefor, service names, trade names, patents and patent applications, copyrights and copyright registrations, and applications therefor, wholly or partially owned, held or used by Seller for the Station or the Business; and all contracts, agreements, commitments or licenses relating to the foregoing to which Seller is a party or by which Seller is bound;

                  (d) all contracts, agreements, commitments, barter agreements, air time sale orders, purchase orders, leases, licenses or other understandings or arrangements to which Seller or the Station is a party relating to the Station or the Business (as opposed to Seller generally) or by which the Station or any of the Purchased Assets is bound or affected, but excluding (A) purchase orders and air time sale orders for the Station made in the ordinary course of business (on customary terms and conditions and consistent with past practice) and (B) contracts entered into in the ordinary course of business which are terminable by Seller on less than 30 days' notice without any penalty or consideration or involving payments or receipts during the entire life of such contracts of less than $5,000 in the case of any single contract but not more than $25,000 in the aggregate;

                  (e) all collective bargaining agreements, all employment and consulting agreements, and all executive compensation, bonus, deferred compensation, severance, vacation, sick pay, personal pay, education, pension, retirement, welfare, stock option or stock purchase, and group or individual life, health, hospitalization, dental and accident insurance, and other employee benefit plans, agreements, arrangements, commitments and/or practices, to which Seller is a party or bound or which cover or relate to any of the employees of the Station;

                  (f) the names and current annual salary rates of all persons employed by Seller solely for the Station, and showing separately for each such person the amounts paid or payable as salary and bonus payments and commission compensation for the period that Seller has owned the Station.

         True and complete copies of all contracts, agreements, plans, arrangements, commitments and documents required to be listed pursuant to this
Section 5.9 (to the extent in writing or if not an writing, an accurate summary thereof), together with any and all amendments thereto, have been delivered to Buyer.

         Except as set forth in SCHEDULE 5.9 of the Disclosure Schedule, all of the contracts, agreements and commitments required to be listed pursuant to this
Section 5.9 (other than those which have been fully performed) are in full force and effect, do not require the consent or approval of any party to the assignment thereof. To the best of Seller's knowledge, there is not under any contract, agreement or commitment required to be listed pursuant to this Section 5.9, any existing material default or event which, after notice or lapse of time, or both, would constitute a material default or result in a right to accelerate or loss of material rights.

         5.10 ABSENCE OF CHANGES OR EVENTS. Except as set forth in SCHEDULE 5.10 of the Disclosure Schedule, since November 13, 1998 (the "Balance Sheet Date") Seller has conducted the Business and the operations of the Station thereof only in the ordinary course in a manner consistent with past practices. Without limiting the foregoing, since such date, Seller has not, with respect to the Station or the Business, except as set forth on said SCHEDULE 5.10:

                  (i) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice;

                  (ii) mortgaged, pledged or subjected to lien, security interest or any other encumbrance any of its property or assets or, except for Sale Assets, made any dividend, payment, distribution or transfer of any of its property or assets to any shareholder of Seller or any affiliate of or person related to any such shareholder;

                  (iii) failed to pay in a timely manner or permitted to accrue or remain outstanding any trade accounts payable or accrued expenses of a type or kind which Buyer would be required or expected to assume or incur from and after the Closing;

                  (iv) accepted any cash prepayment for the sale of air time on the Station or attempted to collect any account receivable or right to future payment arising out of the Business or the operations of the Station prior to the due date therefor or cancelled, settled, compromised or modified any account receivable or right to future payment or used any extraordinary means of collection with respect thereto), or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                  (v) in connection with or in a manner affecting the Station or the operations thereof or the Business, made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent; and

                  (vi) entered into any agreement or made any commitment to take any of the types of actions described in any of subsections (i) through (v) above.

         5.11 ENVIRONMENTAL MATTERS.

                  Except as set forth in Schedule 5.11 of the Disclosure Schedule, Seller has not received (i) any notification or advice from or given or been required to have given any report or notice to any governmental agency or authority or any other person, firm or entity whatsoever involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about any of the Real Properties (a "Hazardous Discharge"), or (ii) any complaint, order, citation or notice with regard to a Hazardous Substance or any other environmental, health or safety matter affecting any of the Real Properties or the business or operations of the Station (an "Environmental Complaint"), under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or under any other federal, state or local law, ordinance, rule or regulation. The term "Hazardous Substance" as used in this Agreement shall include, without limitation, gasoline, oil and other petroleum products, explosives, radioactive materials and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials.

         5.12 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in
Schedule 5.12 of the Disclosure Schedule, Seller has no material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) relating to or arising out of any act, transaction, circumstance or state of facts which has heretofore occurred or existed, whether or not known, due or payable, relating to, or arising out of the operations of, the Station or the Business other than liabilities and obligations referred to in clause (i) of
Section 5.10 hereof and other than contract obligations under contracts agreements and commitments disclosed pursuant to Section 5.9 hereof (or not required to be disclosed pursuant to said Section 5.9), which in each case conform to the representations and warranties with respect thereto in this Agreement.

         5.13 GOVERNMENT AUTHORIZATIONS.

                  5.13.1 SCHEDULE 5.8(b) hereto contains a true and complete list of the FCC license and other material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with the Station). Seller has delivered to Buyer true and complete copies of the Station licenses and the other licenses, permits and authorizations listed in SCHEDULE 5.8(b), including any and all amendments and other modifications thereto.

                  5.13.2 Seller is the authorized legal holder of the FCC licenses and the other material licenses, permits and authorizations listed in SCHEDULE 5.8(b), which are in full force and effect, in good standing and are unimpaired by any act of Seller or its shareholders, directors, officers, employees, agents or Affiliates, and none of which is subject to any restrictions or conditions which would limit in any respect the operation of the Station as now operated, except for those shown on the faces of the FCC licenses and except for those applicable to the radio broadcasting industry generally.

                  5.13.3 Except as set forth in SCHEDULE 5.8(b), there are no applications, complaints, petitions or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Station. The operations of the Station are in accordance with the FCC licenses and the underlying construction permits and the other licenses, permits and authorizations listed in
         SCHEDULE 5.8(b). No proceedings are pending or, to the best of Seller's knowledge, threatened, and there has not been any act or omission of Seller or any of its, directors, officers or employees, which may result in the revocation, modification, non-renewal or suspension of the FCC licenses or the other licenses, permits and authorizations listed in SCHEDULE 5.8(b), the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC or any other governmental or regulatory authority with respect to the FCC licenses or the other licenses, permits and authorizations listed in SCHEDULE 5.8(b) or which may affect Buyer's ability to continue to operate the Station as it is currently operated.

                  5.13.4 Except as set forth on SCHEDULE 5.8(b), the Station is licensed by the FCC to operate and is operating with maximum facilities as designated in its FCC licenses. To the best of Seller's knowledge, the Station is not short-spaced, on a grand-fathered basis or otherwise, to any existing station, outstanding construction permit or pending application therefor, domestic or international, or to any existing or proposed broadcast radio allotment, domestic or international.

                  5.13.5 To the best of Seller's knowledge, the Station is not causing interference cognizable to the FCC to the transmissions of any other broadcast station, nor has the Station received any complaints with respect thereto. To the best of Seller's knowledge, no other broadcast station or communications facility is causing such interference to transmissions of the Station or the public's reception of such transmissions.

                  5.13.6 The FCC licenses have expiration dates as listed in
         SCHEDULE 5.8(b). Seller has no reason to believe that the FCC licenses and the other licenses, permits, or authorizations listed in SCHEDULE 5.8(b) would not be renewed in their ordinary course.

                  5.13.7 Except as set forth on SCHEDULE 5.8(b), all material reports, forms, and statements required to be filed by Seller with the FCC with respect to the Station since the earlier of the (i) acquisition of the Station by Seller or (ii) grant of the last renewal of the FCC licenses have been filed and are substantially complete and accurate.

                  5.13.8 To the best knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as assignor of the FCC licenses or cause the FCC licenses and the other licenses, permits and authorizations listed in SCHEDULE 5.8(b) not to be renewed in their ordinary course.

                  5.13.9 To the best of Seller's knowledge, the operation of the Station and all of the Purchased Assets are in compliance in all respects with ANSI Radiation Standards C95.1-1992.

         5.14. REGULATORY COMPLIANCE. The operation of the Station and all of the pertinent Purchased Assets are in compliance in all material respects with all applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations. The FCC annual FCC regulatory fees due for the Station and the licenses associated therewith have been paid.

                                    ARTICLE 6
                                    ---------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer represents and warrants to Seller that:

         6.1 ORGANIZATION AND STANDING. Buyer is a corporation validly existing and in good standing under the laws of the State of Florida. At the time of or promptly after the Closing, Buyer will be qualified to do business as a foreign corporation in the State of South Carolina.

         6.2 AUTHORITY OF BUYER. (a) Buyer has all requisite [limited partnership] [corporate] power and [limited partnership] [corporate] authority to enter into this Agreement and each other agreement, document and instrument to be executed or delivered by Buyer in connection with this Agreement (the "Buyer Documents") and to carry out the transactions contemplated hereby and thereby. This Agreement constitutes, and, when executed and delivered at the Closing, each other Buyer Document will constitute, the legal, valid and binding obligation of Buyer. All [limited partnership] [corporate] proceedings and [limited partnership] [corporate] action required to be taken by Buyer relating to the execution, delivery and performance of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly taken by the Closing.


                                    ARTICLE 7
                                    ---------

                         CERTAIN COVENANTS OF THE SELLER
                         -------------------------------

         7.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement to and including the Closing Date, Seller shall cause the Station and the Business and operations thereof to be conducted in the ordinary and usual course of business and consistent with past practices. Without limiting the foregoing, prior to the Closing, Seller will not, without the prior written consent of Buyer, permit Seller or Station to:

                  (a) by any act or omission surrender, modify adversely, forfeit, or fail to renew under regular terms, any of the Commission Authorizations or any of the Other Authorizations with respect to the Station, or give the FCC grounds to institute any proceeding for the revocation, suspension or modification of any Commission Authorization or any Other Authorization, or fail to prosecute with due diligence any pending application with respect to any Commission Authorization or any other Authorization;

                  (b) dissolve, liquidate, merge or consolidate or sell, transfer, lease or otherwise dispose of any assets or properties other than Sale Assets and supplies consumed in the ordinary and customary course of business, or obligate itself to do so;

                  (c) amend, modify, change, alter, terminate, rescind or waive any rights or benefits under any contract, agreement or commitment required to be listed, or enter into any contract, agreement or commitment which, if in existence as of the date of this Agreement, would have been required to be listed, under Schedule 5.9 of the Disclosure Schedule;

                  (d) fail to maintain the Purchased Assets in substantially their current condition (except as set forth in Schedule 5.6(b) of the Disclosure Schedule), reasonable and ordinary wear and tear excepted; or cancel or fail to renew any of the current insurance policies or any of the coverage thereunder maintained for the protection of the Station or any Purchased Assets; and

                  (e) perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in clauses (i), (ii), (iii), (iv), (v) or (vi) of Section 5.10 hereof which would have been inconsistent with the representations and warranties set forth in
Section 5.10 hereof had the same occurred after Seller acquired the Station and prior to the date hereof.

         7.2 OPERATIONS. During the period from the date of this Agreement to the Closing Date, Seller shall have sole responsibility for the Station and its operation, and during such period, Seller shall use its best efforts to:

                  (a) Operate the Station in accordance with the rules and regulations of the Commission and the Commission Authorizations, not permit the Station to change its format, and file all ownership reports, employment reports and other documents required to be filed during such period and maintain and promptly deliver to Buyer true and complete copies of Station's required filings.

                  (b) Deliver to Buyer within five (5) days after filing thereof with the Commission copies of any and all reports, applications, and/or responses relating to the Station which are filed with the Commission on or prior to the Closing Date, including a copy of any Commission inquiries to which the filing is responsive.

         7.3 CHANGES IN INFORMATION. During the period from the date of this Agreement to the Closing Date, Seller shall give Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in or pursuant to this Agreement or of any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct.

         7.4 RESTRICTIONS ON BUYER. Nothing contained in this Agreement shall give Buyer any right to control the programming or operations of the Station prior to the Closing Date and Seller shall have complete control of the programming and operation of the Station between the date hereof and the Closing Date and shall operate the Station in conformity with the public interest, convenience and necessity and with all other requirements of law and this Agreement.

         7.5 ACCESS TO INFORMATION. During the period from the date of this Agreement to the Closing Date, Buyer and Buyer's accountants, counsel and other representatives, shall upon prior written or telephone notice, and by prior appointment (with the reasonable cooperation of Seller), be given reasonable and continuing access during normal business hours to all of the facilities, properties, books and records of the Station, and they shall be furnished with such documents and information with respect to the affairs of Seller and the Station as may from time to time reasonably be requested, and in furtherance thereof, Buyer may retain an engineering firm of its own choosing to conduct engineering due diligence into the adequacy, operation and condition of the Tangible Personal Property and their compliance with the standards of applicable law.

         7.6 PRESERVATION OF BUSINESS. During the period from the date of this Agreement to the Closing Date, Seller shall use its reasonable efforts to preserve intact the goodwill and staff of the Station, and the relationships of the Station with advertisers, customers, suppliers, employees, contracting parties, governmental authorities and others having business relations with it.

         7.7 SALES AND OTHER TAXES. Seller shall pay all sales taxes, transfer taxes and intangibles taxes and similar government charges applicable to the transactions contemplated by this Agreement, including without limitation all taxes and similar charges, if any, payable upon the transfer of title by Seller to any Purchased Assets. Buyer shall pay all filing fees and recording and registration fees applicable to the recording and/or registration of the transfer to Buyer of title to any Purchased Assets. Buyer and Seller will cooperate to prepare and file with the proper public officials, as and to the extent necessary, all appropriate sales tax exemption certificates or similar instruments as may be necessary to avoid the imposition of sales, transfer and similar taxes on the transfer of Purchased Assets pursuant hereto. The provisions of this Section 7.7 shall not apply to filing and grant fees associated with the Assignment Application. The payment of such fees shall be governed by Section 3.2 hereof.

         7.8 BULK TRANSFER LAWS. The parties do not believe that any bulk transfer or fraudulent conveyance statute applies to the transactions contemplated by this Agreement. Buyer therefore waives compliance by Seller with the requirements of any such statutes, and Seller agrees to indemnify and hold harmless Buyer against any claim made against Buyer by any creditor of or claimant against Seller as a result of a failure to comply with any such statute.


                                    ARTICLE 8
                                    ---------

                   SPECIFIC PERFORMANCE AND LIQUIDATED DAMAGES
                   -------------------------------------------

         8.1 SPECIFIC PERFORMANCE. The Seller agrees that the Purchased Assets include unique property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyer shall have the right specifically to enforce the performance of the Seller under this Agreement without the necessity of posting any bond or other security, and the Seller hereby waive the defense in any such suit that Buyer have an adequate remedy at law and agree not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The remedy of specifically enforcing any or all of the provisions of this Agreement in accordance with this
Section 8.1 shall not be exclusive of any other rights which Buyer may have to terminate this Agreement under any other provisions hereof, or of any other rights or remedies which it may otherwise have under this Agreement or otherwise, all of which rights and remedies shall be cumulative.

         8.2 SELLER'S LIQUIDATED DAMAGES. As more fully described in the Deposit Escrow Agreement, in the event this Agreement is terminated because of Buyer's material breach of this Agreement, and all other conditions to Closing within the Seller's control are at such time satisfied or waived (other than such conditions as can reasonably be satisfied by Closing), then the Escrow Deposit shall be delivered to Seller, and the proceeds thereof shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of Seller against Buyer for failing to consummate this Agreement as a result of Buyer's material breach hereof, and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by Seller. In the event of a default by Buyer, which results in the filing of a lawsuit for liquidated damages, Seller shall be entitled to reimbursement by Buyer of reasonable legal fees and expenses incurred by Seller.


                                    ARTICLE 9
                                    ---------

                                 INDEMNIFICATION
                                 ---------------

         9.1      OBLIGATION TO INDEMNIFY.

                  (a) If the Closing shall occur, Buyer shall assume and agrees to save, indemnify and hold harmless Seller from and against, and shall on demand reimburse Seller for:

                           (i) any failure by Buyer to comply with the
Liabilities Undertaking;

                           (ii) any and all actual loss, liability, damage or
deficiency suffered or incurred by Seller by reason of any material misrepresentation or material breach of warranty by Buyer or nonfulfillment of any covenant or agreement to be performed or complied with by Buyer under this Agreement or in any agreement, certificate, document or instrument (other than any Assigned Lease) executed by Buyer and delivered to Seller pursuant to or in connection with this Agreement; and

                           (iii) any and all actions, suits, proceedings,
claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing, or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any of the obligations under this Section 9.1(a).

                  (b) The Seller hereby assumes and agrees to save, indemnify and hold harmless Buyer from, against and in respect of, and shall on demand reimburse Buyer for:

                           (i) any and all actual loss, liability, damage or
deficiency suffered or incurred by Buyer by reason of any material misrepresentation, material breach of warranty or nonfulfillment of any covenant or agreement to be performed or complied with by Seller under this Agreement or any agreement, certificate, document or instrument (other than any Assigned Lease) executed by Seller and delivered to Buyer pursuant to or in connection with this Agreement;

                           (ii) any and all actual loss, liability or damage
suffered or incurred by Buyer in respect of or in connection with any and all debts, liabilities and obligations of, and any and all violation of laws, rules, regulations, codes or orders by, Seller, direct or indirect, fixed, contingent, legal, statutory, contractual or otherwise, which exist at or as of the Closing Date or which arise after the Closing Date but which are based upon or arise from any act, transaction, circumstance, sale or providing of time, goods or services, state of facts or other condition which occurred or existed, or the content of any program, advertisement or transmission broadcasted or aired, on or before the Closing Date, whether or not then known, due or payable, except to the extent specifically assumed by Buyer pursuant to the Liabilities Undertaking;

                           (iii) any and all actual loss, liability, damage,
cost or expense suffered or incurred by Buyer based on or arising from (A) the presence of any Hazardous Substance on any of the Real Properties or any Hazardous Discharge thereon or on or prior to the Closing Date, and/or any Environmental Complaint, and/or the failure to obtain any license or permit required in connection with any Hazardous Substance or Hazardous Discharge or the retention, disposal, treatment or use thereof, and/or arising out of any noncompliance with any environmental, health or safety law, ordinance, rule or regulation (each, an "Environmental Requirement"), in each case, based on or arising from any act, transaction, state of facts or other condition involving the Business or any of the Real Properties, which occurred or existed on or before the Closing Date, whether or not then known, (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Hazardous Discharge, the presence, use, disposal or treatment of a Hazardous Substance, or noncompliance with any Environmental Requirement, on or prior to the Closing Date, involving the Business or any of the Real Properties, and/or (C) any Environmental Complaint and/or any demand of any government agency or authority prior to, on or after the Closing Date which is based upon or in any way related to any Hazardous Discharge, the presence, use, disposal or treatment of a Hazardous Substance, and/or noncompliance with any Environmental Requirement on or prior to the Closing Date, involving the Business or any of the Real Properties, and including, without limitation and in each such case under this clause (iii), the reasonable costs and expenses of all remedial action and clean-up, attorney and consultant fees, investigation, sampling and laboratory fees, court costs and litigation expense and costs arising out of emergency or temporary assistance or action undertaken by or as required by any regulatory body in connection with any of the foregoing;

                           (iv) any and all income, franchise and similar taxes
and similar governmental charges or assessments which are due or payable by Seller, or arising out of the operation of Seller's business or the Station on or prior to the Closing Date, and all interest and penalties thereon;

                           (v) any and all actual loss, liability, damage, cost
or expense suffered or incurred by Buyer by reason of noncompliance with the provisions of any bulk transfer law of any jurisdiction in connection with any of the transactions contemplated by this Agreement, except to the extent of liabilities specifically assumed by Buyer pursuant to the Liabilities Undertaking; and

                           (vi) any and all actions, suits, proceedings, claims,
demands, assessments, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any of the obligations under this Section 9.1(b).

         9.2 SURVIVAL AND OTHER MATTERS. Each representation, warranty, indemnity, covenant and agreement of each of the parties hereto shall survive the Closing; provided, however, that no party shall be entitled to assert claims against any other for misrepresentations or breach of warranty under or pursuant to this Agreement unless the party asserting such claim shall notify the other in writing of such claim within two (2) years after the Closing Date; and provided, further, however that the foregoing limitations on the survival of representations and warranties shall not apply to any of the representations and warranties in or pursuant to Section 5.3, 5.6 or 5.1, hereof. Notwithstanding the foregoing, in no event shall the Seller on the one hand or Buyer on the other hand, have any liabilities under or pursuant to this Agreement for any misrepresentations or breaches of warranties hereunder except to the extent such liabilities shall exceed in the aggregate $25,000.


                                   ARTICLE 10
                                   ----------

                                  MISCELLANEOUS
                                  -------------

         10.1 BINDING AGREEMENT; ASSIGNMENT. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement and all rights of Buyer shall be fully assignable by Buyer. No assignment shall relieve the assigning party of its obligations hereunder.

         10.2 LAW TO GOVERN. This Agreement and the Liabilities Undertaking shall be construed and enforced in accordance with the internal laws of the State of South Carolina, without regard to principles of conflict of laws.

         10.3 NOTICES. All notices shall be in writing and shall be deemed to have been duly given if delivered personally or when deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid, to the other party hereto at the following addresses:

                  If to the Seller, to:

                  Mr. Terry S. Jacobs
                  Regent Broadcasting of South Carolina, Inc.
                  50 RiverCenter Boulevard
                  Suite 180
                  Covington, KY  41011

                  with a copy to:

                  Strauss & Troy, LPA
                  Attn:  Alan C. Rosser, Esq.
                  2100 PNC Center
                  201 East Fifth Street
                  Cincinnati, OH  45202

                  If to Buyer, to:

                  Mr. Mark Jorgenson
                  Concord Media Group, Inc.
                  11521 Innfields Drive
                  Odessa, FL  33556


                  with a copy to:

                  Lee W Shubert, Esq.
                  Haley Bader & Potts P.L.C.
                  4350 North Fairfax Drive, Suite 900
                  Arlington, VA 22203-1633

or to such other addresses as any such party may designate in writing in accordance with this Section 10.3.

         10.4 FEES AND EXPENSES. Except as expressly set forth in this Agreement, each of the parties shall pay its own fees and expenses with respect to the transactions contemplated hereby.

         10.5 ENTIRE AGREEMENT. This Agreement, when read with the Escrow Deposit Agreement, sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

         10.6 WAIVERS. Any failure by any party to this Agreement to comply with any of its obligations hereunder may be waived by Seller in the case of a default by Buyer and by Buyer in case of a default by Seller. No waiver shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         10.7 NO THIRD-PARTY BENEFICIARIES. Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

         10.8 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the extent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         10.9 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued prior to Closing without advance approval of the form and substance thereof by Buyer.

         10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

         10.11 HEADINGS. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections and paragraphs.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                     SELLER:

                                     REGENT BROADCASTING OF SOUTH
                                     CAROLINA, INC.



                                     By:      /s/ Terry S. Jacobs
                                              ----------------------------------
                                     Name:    Terry S. Jacobs
                                     Title:   Chairman and CEO

                                     REGENT LICENSEE OF SOUTH
                                     CAROLINA, INC.



                                     By:      /s/ Terry S. Jacobs
                                              ----------------------------------
                                     Name:    Terry S. Jacobs
                                     Title:   Chairman and CEO



                                     BUYER:


                                     CONCORD MEDIA GROUP, INC.



                                     By:      /s/ Mark W. Jorgenson
                                              ----------------------------------
                                     Name: Mark W. Jorgenson
                                     Title: President